Exhibit 99.1

NETSOL TECHNOLOGIES, INC. RECEIVES
EXTENSION FROM NASDAQ

Calabasas, CA – July 15, 2003 – NetSol Technologies, Inc. (NASDAQ:NTWK), a developer of proprietary software applications, announced today that it has received a letter from the NASDAQ Stock Market. The letter informed the Company that on or before August 18, 2003, NetSol’s common stock must regain compliance with Marketplace Rule 4310(c)(4), which requires the Company’s securities to demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days (or such longer period as NASDAQ deems appropriate).

“We are pleased with the determination by the Appeals Panel and will strive to meet the required $1.00 minimum bid for ten consecutive trading days before August 18, 2003,” said NetSol Chairman Najeeb U. Ghauri.

All companies operating under exceptions are identified by the appendage of a fifth character “C” to the Company’s trading symbol. Effective with the opening of the NASDAQ Stock Market on July 17, 2003, the trading symbol for NetSol’s common stock will be changed from NTWK to NTWKC. The “C” will be removed from the symbol when the Panel has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing.

About NetSol Technologies, Inc.
NetSol Technologies is an end-to-end solution provider for the lease and finance industry. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol has been delivering high quality, cost effective IT services ranging from consulting and application development to systems integration and outsourcing for years. Their commitment to quality is demonstrated by achieving both ISO 9001 and SEI (Software Engineering Institute) CMM (Capability Maturity Model) Level 3 assessment.

Securities Exchange Act of 1934
This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, such a meeting the $1.00 minimum bid within the allotted timeframe to maintain NASDAQ listing, are assumptions or future events or performance, are not statements of historical fact and may be “forward-looking statements.” Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “will”, “anticipates”, “estimates”, “believes”, or statements indicating certain actions “may”, “could”, or “might” occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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